EXHIBIT 99.1

Steelcase Sells PolyVision to Industrial Opportunity Partners

GRAND RAPIDS, Mich., Feb. 24, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today announced it has sold all of the issued and outstanding capital stock of PolyVision Corporation to an affiliate of Industrial Opportunity Partners.

PolyVision is a U.S. and Belgium-based manufacturer of ceramic coated steel used in whiteboards, chalkboards, and architectural cladding. Industrial Opportunity Partners is a U.S.-based private equity firm focused on investing in middle market manufacturing and distribution businesses.

This transaction reflects Steelcase’s commitment to disciplined portfolio management in pursuit of growth.  Steelcase has been investing to support its growth strategies in the office furniture industry. Continuing to execute these growth strategies requires periodic investment prioritization, and the sale of PolyVision will allow Steelcase to allocate capital and organizational capacity to other opportunities.

Jim Keane, President and CEO of Steelcase, said, “This transaction enables us to provide greater focus and resources to our growth strategies while simultaneously allowing PolyVision to flourish under new ownership solely focused on its success.”

Steelcase and its affiliates will continue to market certain PolyVision branded products to provide customers with a full suite of collaboration solutions, and all PolyVision employees remained with the company following the closing of the transaction.

Chris Willis, Director at Industrial Opportunity Partners, said, “We are excited to partner with the PolyVision team. We believe that PolyVision has a strong position in the market and an excellent reputation with its customers.”

About Steelcase Inc.
For over 107 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2019 revenue of $3.4 billion.

About PolyVision
PolyVision is a global leader in the innovation and manufacture of CeramicSteel for a variety of industries. For over 65 years, we’ve helped make the world a better place by creating products that enhance visual experiences and connect people to their environments. PolyVision CeramicSteel is used around the world for traditional chalkboard and whiteboard surfaces, modern collaboration products for many of the world’s most influential organizations and architectural walls and cladding for public spaces. Headquartered in Atlanta, Georgia, PolyVision does business in over 65 countries. For more information about CeramicSteel and its uses, visit polyvision.com.

About Industrial Opportunity Partners
IOP, an Evanston, Ill.-based private equity firm with $910 million of committed capital since inception, is dedicated to creating value through investing in manufacturing and value-added distribution businesses with revenue between $30 million and $400 million. IOP focuses on businesses with strong product, customer, and market positions, and provides management and operational resources to support sales and earnings growth at its businesses. For more information, visit IOP’s website at www.iopfund.com.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292 - 9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505